Exhibit 99.1

Atlas Mining Company Announces Non-Core Asset Sale Update

Osburn, Idaho, April 17, 2009 – Atlas Mining Company (OTC: ALMI) announced today it entered into an agreement with AAMCOR LLC of North Salt Lake, UT through which AAMCOR LLC will purchase certain non-core equipment from the Company for $300,000 and will act as the exclusive agent for the sale of other non-core equipment deemed unnecessary for the commercialization of the Dragon Mine property.

The proceeds generated both from the sale of equipment to AAMCOR LLC and the recent sale of the Hagby 1000 Drill have provided the Company with over $360,000 of additional liquidity.  The agreement with AAMCOR will enable management to continue to focus its attention primarily on the commercialization of the Dragon Mine property.  The Company continues to market certain of its non-core mining claims and other assets.

All inquiries regarding the Company’s non-core mining equipment available for sale should be directed to Mr. Harley Bradbury of AAMCOR LLC (www.aamcor.com) at (801) 298-0719 or harleycoint@bigplanet.com.  A list of the equipment available for sale is included on the Atlas Mining Company press release dated March 25, 2009.

Contact:
Atlas Mining Company
Chris Carney, Interim CFO
(208) 556-1181